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                       EXHIBIT 12
   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 (Dollars in thousands)


                                                                     Successor
                                                                  Basis - Taylor
                                                                  Capital Group,       Predecessor        Predecessor
                                                                       Inc. -          Basis - Cole      Basis - Cole
                                                                    Consolidated       Taylor Bank -     Taylor Bank -
                                                                 For the Period of   For the Period of   For the Three
                                                                 Feb. 12, 1997 to    Jan. 1, 1997 to      Months Ended
                                                                  Mar. 31, 1997       Feb. 11, 1997      Mar. 31, 1997
                                                                  -------------       -------------      -------------
1  Income before income taxes                                         $2,843              $3,610            $ 6,392

ADD BACK FIXED CHARGES:

2  Total interest expense (1)                                          8,643               7,076             16,096
3  Interest included in operating lease rental expense (2)               185                 145                267
4  Preferred stock dividend (3)                                          721               ---                ---
                                                                     -------             -------            -------
5  Adjusted earnings including interest on deposits                   12,392              10,831             22,755
6  Less:  interest expense on deposits                                 6,665               5,614             12,655
                                                                     -------             -------            -------
7  Adjusted earnings excluding interest on deposits                   $5,727              $5,217            $10,100
                                                                     =======             =======            =======
8  Fixed charges including interest on deposits
   (line 2 + line 3 + line 4)                                         $9,549              $7,221            $16,363
                                                                     =======             =======            =======
9  Fixed charges excluding interest on deposits
   (line 8 - line 6)                                                  $2,884              $1,607            $ 3,708
                                                                     =======             =======            =======

RATIO OF EARNINGS TO FIXED CHARGES

   Including interest on deposits (line 5 / line 8)                     1.30                1.50               1.39
                                                                     =======             =======            =======
   Excluding interest on deposits (line 6 / line 9)                     2.31                3.49               3.41
                                                                     =======             =======            =======

(1) Interest expense includes cash interest expense on deposits and other debt and amortization of debt issuance costs.
(2) Calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment.
(3) Preferred stock dividends have been computed based on $38,250,000 of preferred stock issued and a dividend rate of 9% per annum.  The stock dividend amount has been grossed up to compute the pretax income equivalent assuming an estimated 35% tax rate.

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